Exhibit 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. This Form 10-K is incorporated by reference in the Registration Statements on Form S-8 (333-38923, 333-43694, 333-43696) of Paxar Corporation (the "Company")
and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

The Company dismissed Arthur Andersen LLP as its independent accountants, effective upon the completion of their audit of the Company's December 31, 2001 financial statements and engaged PricewaterhouseCoopers LLP to serve as its independent accountants for fiscal year 2002, after evaluating several firms. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to Company's financial statements as of December 31, 2001 and 2000 and for the years then ended included in this Form 10-K. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, should still be able to rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.